                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         ------------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) September 6, 2000


                                     0-13063
                            (Commission File Number)


                         ------------------------------


                              AUTOTOTE CORPORATION
             (Exact name of registrant as specified in its charter)


                Delaware                                81-0422894
         (State of Incorporation)                    (IRS Employer
                                                  Identification Number)


           750 Lexington Avenue, New York, New York 10022
        (Address of registrant's principal executive office)


                                 (212) 754-2233
                         (Registrant's telephone number)


                         ------------------------------

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial Statements of Business Acquired.

                  The following historical audited consolidated financial statements of Scientific Games and notes thereto, as set forth in Scientific Games' Annual Report on Form 10-K for the year ended December 31, 1999, are included herein.

                  Report of Independent Auditors
                  Consolidated Statements of Income for the years ended
                    December 31, 1997, 1998 and 1999
                  Consolidated Balance Sheets as of December 31, 1998 and 1999 Consolidated Statements of Cash Flows for the years ended
                    December 31, 1997, 1998 and 1999
                  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997, 1998 and 1999
                  Notes to Consolidated Financial Statements

                  The following historical unaudited consolidated condensed financial statements of Scientific Games and notes thereto, as set forth in Scientific Games' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, are included herein.

                  Consolidated Condensed Statements of Income for:
                     The three-month periods ended June 30, 1999 and 2000
                     The six-month periods ended June 30, 1999 and 2000
                  Consolidated Condensed Balance Sheets as of June 30, 2000 and December 31, 1999
                  Consolidated Condensed Statements of Cash Flows for:
                     The six-month periods ended June 30, 1999 and 2000
                  Notes to Consolidated Condensed Financial Statements
                  (unaudited)

            (b)   Pro Forma Financial Information.

                  The following pro forma financial information is subject to revision, which could have a significant impact on total assets, total liabilities and stockholders' equity (deficit), depreciation and amortization, interest expense and income taxes.

                  Pro Forma Consolidated Balance Sheet as of July 31, 2000 Pro Forma Consolidated Statements of Income for:
                     The twelve-month period ended December 31, 1999
                     The nine-month period ended July 31, 2000

            (c)   Exhibits.

    Exhibit
    Number                               Description
    -------                              -----------

    23.1      Consent of Ernst & Young LLP, dated November 20, 2000

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Scientific Games Holdings Corp.

We have audited the consolidated balance sheets of Scientific Games Holdings Corp. (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Scientific Games Holdings Corp. at December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                              ERNST & YOUNG LLP

Atlanta, Georgia
February 10, 2000

Scientific Games Holdings Corp. Consolidated Balance Sheets

                                              DECEMBER 31
                                       ------------------------
                                         1999            1998
                                       ---------      ---------
                                      (IN THOUSANDS, EXCEPT SHARE
                                         NUMBERS AND PAR VALUE)
ASSETS
Current assets:
  Cash and cash equivalents ......     $  14,775      $   9,270
  Trade receivables ..............        48,655         39,445
  Inventories ....................        15,281         15,090
  Prepaid expenses and other
    current assets ...............         2,706          2,111
  Deferred income tax benefits ...         1,053          1,032
                                       ---------      ---------
Total current assets .............        82,470         66,948
Property and equipment, at cost:
  Land ...........................         2,404          2,521
  Buildings ......................        12,535         11,664
  Production and other equipment .       110,219        101,098
  Construction-in-progress .......        12,526          2,047
                                       ---------      ---------
                                         137,684        117,330
  Less accumulated depreciation
    and amortization .............       (68,705)       (57,386)
                                       ---------      ---------
                                          68,979         59,944
Goodwill .........................        31,473         35,282
Other assets .....................        20,711         17,459
                                       ---------      ---------
                                       $ 203,633      $ 179,633
                                       ---------      ---------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable ...............     $  15,912      $  16,270
  Accrued liabilities ............        23,397         17,822
  Credit facility ................            --         12,482
  Income taxes payable ...........         1,827          3,932
                                       ---------      ---------
Total current liabilities ........        41,136         50,506
Credit facility ..................        23,547             --
Other long-term liabilities ......         5,677          8,221
Deferred income taxes payable ....         6,727          6,694
Minority interest in consolidated
  subsidiaries ...................         3,004          2,306
Shareholders' equity:
  Preferred stock-3,000,000 shares
    authorized, no shares issued
    and outstanding ..............            --             --
  Common stock-par value $.001 per
    share:
    25,750,000 shares authorized;
      11,915,702 shares and
      11,875,737 shares issued at
      December 31, 1999 and 1998,
      respectively ...............            12             12
  Additional paid-in capital .....        66,060         65,551
  Accumulated earnings ...........        66,689         46,201
  Accumulated other comprehensive
    income .......................        (1,198)           142
  Treasury stock, at cost-509,200
    shares at December 31, 1999 ..        (8,021)            --
                                       ---------      ---------
Total shareholders' equity .......       123,542        111,906
                                       ---------      ---------
                                       $ 203,633      $ 179,633
                                       ---------      ---------


                             See accompanying notes.

Scientific Games Holdings Corp. Consolidated Statements of Income

                                                                  YEAR ENDED DECEMBER 31
                                                                  ----------------------
                                                                  1999     1998     1997
                                                                  ----     ----     ----
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)

Revenues .................................................      $228,573       $213,800       $197,456
Cost of revenues .........................................       148,826        138,630        124,718
                                                                --------       --------       --------
                                                                  79,747         75,170         72,738
Selling, general and administrative expenses .............        29,031         26,518         25,653
Depreciation and amortization ............................        18,024         16,330         13,229
Pull-tab business write-off ..............................            --             --          3,376
In-process technology write-off ..........................            --             --         10,102
Interest income ..........................................           502            484            354
Other income/(expense) ...................................           (37)           147             --
Gain/(loss) on foreign currency ..........................           437            (65)           507
Interest expense .........................................           588          1,353            911
Minority interest in subsidiaries' (income)/loss .........          (531)            85             --
                                                                --------       --------       --------
Income before income taxes ...............................        32,475         31,620         20,328
Income tax expense .......................................        11,987         12,211         11,356
                                                                --------       --------       --------
Net income ...............................................     $  20,488      $  19,409      $   8,972
                                                                --------       --------       --------

Basic net income per common share ........................     $    1.73      $    1.60      $    0.75
                                                                --------       --------       --------

Diluted net income per common share ......................     $    1.72      $    1.58      $    0.72
                                                                --------       --------       --------

Average common shares outstanding-basic ..................        11,828         12,108         12,020
Dilutive effect of stock options and non-vested restricted
  stock awards ...........................................           116            190            407
                                                                --------       --------       --------

Average common shares outstanding-diluted ................        11,944         12,298         12,427
                                                                --------       --------       --------

                             See accompanying notes.

Scientific Games Holdings Corp. Consolidated Statements of Cash Flows


                                                                  YEAR ENDED DECEMBER 31
                                                            ------------------------------------
                                                              1999          1998          1997
                                                            --------      --------      --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income ............................................     $ 20,488      $ 19,409      $  8,972
Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation ........................................       12,813        12,012        10,361
  Amortization ........................................        5,211         4,318         2,868
  In-process technology write-off .....................           --            --        10,102
  Pull-tab business write-off .........................           --            --         3,376
  Loss (gain) on disposal of property and equipment ...           32            (5)           --
  Deferred income taxes ...............................           12         4,407        (1,513)
  Stock compensation expense ..........................           64           563         1,313
  Minority interest ...................................          531           (85)           --
Changes in operating assets and liabilities:
  Accounts receivable .................................       (9,319)       (4,416)          536
  Inventories .........................................         (466)       (3,470)        1,376
  Accounts payable ....................................          298         9,751        (4,256)
  Other ...............................................       (3,384)        3,039       (11,670)
                                                            --------      --------      --------
Net cash provided by operating activities .............       26,280        45,523        21,465
INVESTING ACTIVITIES
Proceeds from sale of assets ..........................          174           188           800
Payments for property and equipment ...................      (22,470)       (8,359)      (22,280)
Acquisitions of businesses, net of cash acquired ......       (1,250)       (6,469)      (24,091)
                                                            --------      --------      --------
Net cash used in investing activities .................      (23,546)      (14,640)      (45,571)
FINANCING ACTIVITIES
Payments on notes receivable from officers ............           --            71            --
Borrowings under credit facility ......................       65,685         3,000        36,060
Payments on credit facility ...........................      (54,620)      (21,142)       (9,420)
Repurchase of common stock ............................       (8,021)      (10,461)       (5,787)
Proceeds from the exercise of common stock options ....          417         4,427            57
                                                            --------      --------      --------
Net cash provided by (used in) financing activities ...        3,461       (24,105)       20,910
Effect of exchange rate changes on cash ...............         (690)         (351)         (213)
                                                            --------      --------      --------
Increase (decrease) in cash and cash equivalents ......        5,505         6,427        (3,409)
Cash and cash equivalents at beginning of year ........        9,270         2,843         6,252
                                                            --------      --------      --------
Cash and cash equivalents at end of year ..............     $ 14,775      $  9,270      $  2,843
                                                            --------      --------      --------


                             See accompanying notes.

Scientific Games Holdings Corp. Consolidated Statements of Shareholders' Equity


                                COMMON STOCK
                           ----------------------
                                                                                            NOTES
                                                    ADDITIONAL                            RECEIVABLE      OTHER
                                                      PAID-IN    TREASURY   ACCUMULATED   FROM THE     COMPREHENSIVE
                            SHARES       AMOUNT        CAPITAL    STOCK       EARNINGS   SALE OF STOCK    INCOME      TOTAL
                           ---------    ---------    ---------   ---------    ---------  -------------  ---------    ---------
                                                            (IN THOUSANDS)
Balance at January 1,
  1997 .................      12,158    $      12    $  56,486          --    $  36,671    $     (71)   $     691    $  93,789
Foreign currency
  translation adjustment          --           --           --          --           --           --         (310)        (310)
Net income .............          --           --           --          --        8,972           --           --        8,972
Comprehensive income ...          --           --           --          --           --           --           --        8,662
Exercise of stock
  options, including
  tax benefit ..........          20           --          150          --           --           --           --          150
Compensation expense in
  connection with stock
  option plans .........          --           --        1,313          --           --           --           --        1,313
Repurchase and
  retirement of common
  stock ................        (302)          --           --          --       (5,787)          --           --       (5,787)
                           ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------
Balance at December 31,
  1997 .................      11,876    $      12    $  57,949          --    $  39,856    $     (71)   $     381    $  98,127
Foreign currency
  translation adjustment          --           --           --          --           --           --           16           16
Additional minimum
  pension liability ....          --           --           --          --           --           --         (255)        (255)
Net income .............          --           --           --          --       19,409           --           --       19,409
Comprehensive income ...          --           --           --          --           --           --           --       19,170
Exercise of stock
  options, including
  tax benefit ..........         659            1        7,039          --           --           --           --        7,040
Compensation expense in
  connection with stock
  option plans .........          --           --          563          --           --           --           --          563
Repurchase and
  retirement of common
  stock ................        (659)          (1)          --          --      (13,064)          --           --      (13,065)
Repayment of notes
  receivable ...........          --           --           --          --           --           71           --           71
                           ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------
Balance at December 31,
  1998 .................      11,876           12       65,551          --       46,201           --          142      111,906
Foreign currency
  translation adjustment          --           --           --          --           --           --       (1,487)      (1,487)
Unrealized gain on
  investments ..........          --           --           --          --           --           --           21           21
Additional minimum
  pension liability ....          --           --           --          --           --           --          126          126
Net income .............          --           --           --          --       20,488           --           --       20,488
                           ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------
Comprehensive income ...          --           --           --          --           --           --           --       19,148
                           ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------
Exercise of stock
  options, including
  tax benefit ..........          24           --          152          --           --           --           --          152
Employee stock purchase
  plan .................          16           --          293          --           --           --           --          293
Compensation expense in
  connection with stock
  option plans .........          --           --           64          --           --           --           --           64
Repurchase and
  retirement of common
  stock ................          --           --           --          --           --           --           --           --
Purchase of treasury
  stock ................        (509)          --           --      (8,021)          --           --           --       (8,021)
                           ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------
Balance at December 31,
  1999 .................      11,407    $      12    $  66,060   $  (8,021)   $  66,689    $      --    $  (1,198)   $ 123,542
                           ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------


                             See accompanying notes.

Scientific Games Holdings Corp. Notes to Consolidated Financial Statements December 31, 1999

1.  CORPORATE ORGANIZATION AND BASIS OF PRESENTATION

      Scientific Games Holdings Corp. ("Company") provides a full range of lottery game consulting and production services, including the manufacturing, warehousing and distribution of instant lottery tickets and related instant-ticket services such as game design, sales and marketing support, retailer telemarketing and field services. The Company also provides lottery systems and systems-related services, including transaction processing software that accommodates instant ticket game accounting and validation and on-line games, point-of-sale terminal hardware which connect to these systems, central site computer and communications hardware which runs these systems and ongoing maintenance for each of these items. These products and services (Instant Ticket and Related Services and Systems) are provided primarily to domestic and international governmentally sanctioned lotteries. The Company enters into short-term and long-term contracts with these lotteries to obtain rights to provide lottery products and services. Non-lottery products and services include the production of prepaid telephone cards. Products and services are provided through the Company's wholly owned subsidiaries and its joint ventures, Alpharetta, Georgia- based Scientific Games Inc. ("SGI"), United Kingdom-based Scientific Games International Limited ("SGIL"), Austria-based Scientific Games International GmbH ("SG Austria") and France-based SciGames France SAS ("SG France"). See Note 3.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

      The following summarizes the Company's principal accounting policies. Consolidated financial statements presented herein include the accounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUES AND COST OF REVENUES

      Revenues from the sales of the Company's products and services are recognized based upon shipment and delivery, a percentage of the lottery's instant ticket or on-line sales to the public over a contracted period, as support and maintenance services are provided under related agreements, or the percentage of completion method for development projects, or any combination of the foregoing. All costs related to the design, planning and production of instant ticket segment products are capitalized as inventories and recognized as cost of revenues when the tickets are shipped or when sold to the public. Costs related to the planning and development of the systems and systems-related services may be recorded based upon the percentage of completion method, or if the revenue is recognized based on lottery sales to the public, then the costs may be recognized over the period of the contract. Costs related to the provision of support and maintenance services are recorded in costs of revenues, and revenues are recognized when the service is provided.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist principally of cash and institutional money market funds on deposit with banks. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

TRADE RECEIVABLES

      The Company generally does not require collateral or other security for its receivables. For certain foreign receivables, the Company requires letters of credit backing such amounts. Credit losses have been within management's expectations. The company had unbilled receivables of $14.0 million and $9.6 million on its percentage of completion contracts at December 31, 1999 and 1998 respectively. The unbilled receivables are expected to be collected within one year.

INVENTORIES

      Inventories consist principally of instant lottery tickets, telephone cards, materials related to their production, and certain electronic components related to Systems terminals. Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventories consist of the following:


                                                              DECEMBER 31
                                                           -----------------
                                                            1999      1998
                                                           -------   -------
                                                             (IN THOUSANDS)

Finished goods...........................................  $ 8,633   $ 7,939
Work-in-process..........................................    2,075     1,087
Raw materials............................................    4,573     6,064
                                                           -------   -------
                                                           $15,281   $15,090
                                                           -------   -------


PROPERTY AND EQUIPMENT

      Leasehold improvements are amortized on the straight-line method over the lives of the respective leases or, where applicable, the related lottery game contracts. Amortization associated with capitalized leases is included in depreciation expense. Production and other equipment and office furniture and equipment are depreciated on the straight-line method, generally over 3 to 14 years. Buildings are depreciated on the straight-line method over 31 years.

GOODWILL

      Goodwill represents the excess purchase price paid over the net assets acquired in connection with business combinations accounted for under the purchase method. Goodwill is being amortized on the straight-line method. Goodwill related to SGIL, SG Austria and SG France is being amortized over periods of 4 to 30 years. Accumulated amortization of goodwill totaled approximately $5.9 million and $3.5 million at December 31, 1999 and 1998, respectively.

      In the event facts and circumstances indicate that goodwill or other long-lived assets may be impaired, an evaluation of recoverability would then be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

OTHER ASSETS

      Other assets consist of the following:


                                                              DECEMBER 31
                                                           -----------------
                                                            1999      1998
                                                           -------   -------
                                                             (IN THOUSANDS)

Cash surrender value of life insurance...................  $ 5,513   $ 3,836
Lottery contract costs...................................    3,721     5,509
Intangible pension asset.................................    2,781     3,138
Other....................................................    8,696     4,976
                                                           -------   -------
                                                           $20,711   $17,459
                                                           -------   -------

ACCRUED LIABILITIES

      Accrued liabilities consist of the following:


                                                              DECEMBER 31
                                                           -----------------
                                                            1999      1998
                                                           -------   -------
                                                             (IN THOUSANDS)

Potential legal claims and other assessments.............  $   799   $   917
Reserves for defective ticket adjustments................      549       650
Accrued compensation.....................................    4,949     2,920
Due to other entities....................................    4,051     3,283
Accrued contract costs...................................    7,440     7,645
Other....................................................    5,609     2,407
                                                           -------   -------
                                                           $23,397   $17,822
                                                           -------   -------

FOREIGN CURRENCY TRANSLATION

      Assets and liabilities of foreign operations are translated from the local currency into U.S. dollars at the rate of currency exchange at the end of the fiscal period. Translation gains and losses of foreign operations that use local currencies as the functional currency are accumulated and reported as other comprehensive income in shareholders' equity. Revenues and expenses are translated at average monthly exchange rates. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amount reflected in the consolidated balance sheets for cash, cash equivalents, accounts receivable, accounts payable, and bank debt approximate their respective fair values.

ACCOUNTING POLICIES NOT YET ADOPTED

      In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND FOR HEDGING ACTIVITIES. Statement 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities. Statement No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the different types of hedges. Though the accounting treatment and criteria for each type of hedge are unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in fair value of derivatives that do not meet the hedge criteria are included in earnings in the period of the change. The Company does not believe that the adoption of Statement No. 133 in 2001 will have a significant impact on its consolidated financial statements.

3.  ACQUISITIONS AND DISPOSITIONS

      On April 15, 1997, the Company completed its stock acquisition of TeleControl Kommunikations-und Computersysteme Gesellschaft m.b.h., an Austrian corporation which was renamed Scientific Games Kommunikations-und Computersysteme GmbH. ("SG Austria"), an on-line lottery and transaction systems company located in Vienna, Austria, from Autotote Corporation. The purchase price was $26.9 million net of $2.8 million of SG Austria's acquired cash. The purchase was accounted for under the purchase method of accounting. The purchase price was allocated to approximately $5.1 million of net assets and to a one-time write-off of $10.1 million in connection with in-process research and development costs based on an appraisal, with the remainder allocated to goodwill to be amortized over 15 years.

      The accompanying financial statements include the results of operation of SG Austria from the date of such acquisition. The following table summarizes the Company's estimated pro forma unaudited results of operations as if the purchase of SG Austria occurred on January 1, 1996, (in thousands, except per share amounts):

                                                                    1997
                                                                    ----
Revenues........................................................  $200,225
Net income......................................................    18,841
Earnings per common share-basic.................................      1.57
Earnings per common share-diluted...............................      1.51

      The pro forma results presented above include adjustments to reflect interest expense on borrowings for the acquisitions, amortization of assets acquired including intangibles, certain management expenses related to the Company's combined operations and the income tax effect of such pro forma adjustments and income taxes on earnings.

      These pro forma unaudited results of operations do not purport to represent what the Company's actual results of operations would have been if the SG Austria acquisition had occurred on January 1, 1996, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time. However, the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved.

      In the fourth quarter of 1998, the Company formed a joint venture with La Francaise des Jeux, the operator of the French National Lottery. The joint venture corporation, ("SG France"), was formed to provide systems maintenance services for the lottery terminal software and hardware of six German provincial lotteries, terminal maintenance for the French National Lottery and to develop a lottery terminal to be used by La Francaise de Jeux in France and by the Company throughout the world. The Company's initial cash contribution to SG France was approximately $1.9 million which resulted in a 55% ownership interest. The Company also advanced to SG France approximately $1.4 million as a loan to acquire inventory to be used in the venture. Goodwill and other intangibles totaling approximately $2.5 million have been recognized in the consolidated financial statements in connection with the joint venture.

      In 1997, the Company discontinued its charity pull-tab ticket business line which was produced and distributed by its then named subsidiary GameTec, Inc. ("GameTec"). A write-off of $3.4 million (pre-tax) was recognized for the disposition of the assets of this business line in 1997. In connection with the disposition, the Company sold substantially all of the assets of GameTec. The Company entered into a three-year extendible marketing agreement with the buyer to provide marketing and related services to state lotteries for pull-tab tickets. The Company will continue to provide pull-tab tickets to its lottery customers through the marketing agreement.

4.  CREDIT FACILITY

      On November 30, 1999 the Company entered into a three-year, $80 million credit facility with four banks (the "$80 Million Credit Facility"). The $80 Million Credit Facility contains provisions for domestic and foreign currency loans whereby, at the request of the Company, funds may be borrowed and repaid in either, US Dollars, British Pounds Sterling, French Francs, Deutsche Marks, or the European currency, Euros. In addition, on the same day, the Company also entered into a separate, 364 day, $25 million credit facility with one of the participating banks (the "$25 Million Credit Facility"). The $25 Million Credit Facility expires on November 29, 2000, and can be renegotiated at the mutual consent of both the bank and the Company, for the subsequent 364 days. The interest-rate options available to the Company under both credit facilities are LIBOR, IBOR and the Base Rate (the higher of the prime rate, or the federal funds rate plus .5%), plus the applicable margin as defined in the Credit Facility. These interest rates options are applicable and available in varying circumstances based upon, among other things, the amount and nature of the borrowings and the Company's leverage ratio at the time such amounts are borrowed. The weighted-average interest rate on the outstanding borrowings under the combined credit facilities, including foreign currency debt, during 1999 and 1998 was 4.9% and 5.0%, respectively. For the $80 Million Credit Facility exclusively, a per annum fee of .20% is payable on the average, daily unused portion of the commitment. At December 31, 1999, outstanding borrowings under the combined credit facilities was $23.5 million. This amount included $10.5 million British pounds sterling, $5.0 million Euros, and the balance of $8.0 million was U.S. dollars.

         Both credit facilities agreements contain covenants that restrict the Company's ability to incur additional debt or create liens on any of its property, except as permitted, and require the Company to maintain a leverage ratio, as defined, at or below 50% and a fixed charge coverage ratio of at least three to one.

         For the year ended December 31, 1999 interest paid totaled $770,000, of which $101,000 was capitalized. For the year ended December 31, 1998 interest paid totaled $1.2 million. These amounts include interest on bank debt, interest on capital leases and commitment fees. For the year ended December 31, 1997, total interest paid and incurred totaled $955,000, of which $44,000 was capitalized.

         The outstanding balance under the $80 Million Credit Facility is due on November 30, 2002.

5.  SHAREHOLDERS' EQUITY

         In July 1997, the Company adopted a shareholders' rights plan, which provided for the issuance to each holder of the Company's common stock, certain rights (the "Rights") to purchase shares of the Company's redeemable Series A Participating Cumulative Preferred Stock pursuant to the terms of a Rights Agreement. Such Rights are exercisable after distribution by the holders thereof, other than "Acquiring Persons" as defined in the Rights Agreement, in the event of certain ownership changes and in connection with certain business combinations. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer being that a substantial number of the Rights to be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances with the concurrence of the continuing directors, as defined) since the rights may be redeemed by the Company.

6.  STOCK OPTIONS

         The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires use of option valuation models that were not developed for use in valuing employee stock options.

         The Company has stock option plans that provide for the granting of non-qualified options to purchase the Company's common stock to selected key employees, officers and directors. Such options generally have ratable, annual vesting periods ranging from 3 to 7 years from the date of the grant, and maximum terms ranging from 7 to 10 years from the date of the grant.

         A summary of the Company's stock option activity, and related information for the years ended December 31, 1999, 1998 and 1997 follows:

                                                  1999                         1998                            1997
                                                  ----                         ----                            ----
                                                       WEIGHTED-                        WEIGHTED-                     WEIGHTED-
                                          SHARES        AVERAGE         SHARES          AVERAGE         SHARES         AVERAGE
                                         (000'S)     EXERCISE PRICE     (000'S)      EXERCISE PRICE     (000'S)     EXERCISE PRICE
                                         -------     --------------     -------      --------------     -------     --------------
Outstanding-beginning of year..........    1,019     $     17.72          1,376         $12.46            1,271     $      11.41
Granted................................      125           17.08            345          19.76              125            20.60
Exercised..............................      (25)           5.54           (659)          7.56              (18)            3.17
Forfeited..............................      (58)           7.70            (43)         20.68               (2)            3.06
                                         -------     -----------        -------      ---------          -------     ------------
Outstanding-end of year................    1,061           17.27          1,019          17.72            1,376     $      12.46
                                         -------     -----------        -------      ---------          -------     ------------

Exercisable-end of year................      662     $     16.38            558      $   15.06              885     $       9.59
                                         -------     -----------        -------      ---------          -------     ------------

         Exercise prices for options outstanding as of December 31, 1998, ranged from $1.46 to $7.00 for approximately 149,000 options, from $9.44 to $20.00 for approximately 580,000 options, and from $20.00 to $38.00 for approximately 332,000 options. The weighted-average remaining contractual life of those options is 7.3 years.

         The Company charged approximately $64,000, $563,000, and $1.3 million to operations in 1999, 1998 and 1997, respectively, representing the amortization of the difference in the option price and the fair market value of the option shares at the date of grant.

         At December 31, 1999, the Company has reserved approximately 518,000 shares of Common Stock for possible future issuance in connection with its stock option plans.

         Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 5.4%, 5.2% and 6.7%, a dividend yield of 0.0%; volatility factors of the expected market price of the Company's common stock of .41, .41 and .46; and a weighted-average expected life of the option of 8.0, 8.0 and 8.7 years. The weighted-average fair value of options granted during 1999, 1998, and 1997 were $9.50, $10.94, and $13.16, respectively.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                                                 1999        1998        1997
                                                                 ----        ----        ----
Pro forma net income.....................................       $19,238     $18,352     $7,689
Pro forma earnings per share-diluted.....................         $1.61       $1.51       $.62


         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

         Because Statement 123 is applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until future years.

7.  INCOME TAXES

         Income tax expense is composed of the following (in thousands):

                                                                                   YEAR ENDED DECEMBER 31
                                                                               1999         1998        1997
                                                                               ----         ----        ----
Current:
Federal.................................................................      $  7,329     $ 5,939     $10,457
State...................................................................           984         796       2,600
Foreign.................................................................         3,662       1,069         842
Deferred:
Federal.................................................................             -       2,765      (1,433)
State...................................................................             1         629        (213)
Foreign.................................................................            11       1,013        (897)
                                                                              --------     -------     -------
Income tax expense......................................................      $ 11,987     $12,211     $11,356
                                                                              --------     -------     -------

         The pre-tax income (loss) attributed to the Company's foreign operations was approximately $9.3 million, $7.7 million, and ($8.5) million for the years ended December 31, 1999, 1998 and 1997 respectively.

         The difference between the provision for income taxes and amounts computed by applying federal statutory rates to income before income taxes is summarized as follows (in thousands):

                                                                                 YEAR ENDED DECEMBER 31
                                                                            ----------------------------
                                                                            1999        1998         1997
                                                                            ----        ----         ----
Federal income tax expense at statutory rates.......................       $11,367     $11,067      $ 7,115
State income taxes net of federal income tax effect.................           639       1,082        1,551
Non-deductible expenses.............................................         1,236       1,139          450
In-process technology write-off.....................................             -           -        3,535
Tax credits.........................................................          (115)       (305)        (582)
Other...............................................................        (1,140)       (772)        (713)
                                                                           -------     -------      -------
Income tax provision................................................       $11,987     $12,211      $11,356
                                                                           -------     -------      -------


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                      1999       1998
                                                                      ----       ----
Deferred tax liabilities:
Tax over book depreciation.......................................    $5,058     $3,897
Other-net........................................................     1,669      2,797
                                                                     ------     ------
Total deferred tax liabilities...................................     6,727      6,694
Deferred tax assets:
Accruals and reserves............................................       150        130
Stock compensation...............................................       903        902
                                                                     ------     ------
Total deferred tax assets........................................     1,053      1,032
                                                                     ------     ------
Net deferred tax liabilities.....................................    $5,674     $5,662
                                                                     ------     ------


         The Company made federal and state income tax payments of approximately $10.1 million, $7.6 million and $11.7 million, in the years ended December 31, 1999, 1998 and 1997, respectively. The Company made $4.7 million,

$580,000, and $750,000 in foreign income tax payments in the years ended December 31, 1999, 1998, and 1997 respectively.

8.  LEASES

         The Company leases certain office and warehouse facilities under operating leases. Lease expense for operating leases totaled approximately $4.0 million, $2.8 million and $2.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum lease obligations at December 31, 1999, are summarized as follows (in thousands):

                                                                                 OPERATING
                                                                                  LEASES
                                                                                 ---------
2000.....................................................................        $   3,805
2001.....................................................................            3,066
2002.....................................................................            1,339
2003.....................................................................              829
2004.....................................................................              720
Thereafter...............................................................            2,245
                                                                                 ---------
Total lease obligations..................................................        $  12,004
                                                                                 ---------




Scientific Games Holdings Corp. Notes to Consolidated Financial Statements December 31, 1999

9.  BENEFIT PLANS

         THE COMPANY SPONSORS THE FOLLOWING DEFINED CONTRIBUTION PLANS FOR ITS EMPLOYEES AND DIRECTORS:

         The Company sponsors the Scientific Games Inc. Savings and Investment Plan, a savings plan which covers all SGI employees who elect to participate. Employees are eligible for participation on the enrollment date following six months of service. Prior to 1999, the Company contributed an amount equal to 33% of the portion of the employee's elective deferral contributions which do not exceed 6% of the employee's total pay for each payroll period in which an elective deferral is made, subject to the limitations of the Internal Revenue Code. Beginning in 1999, the Company contributed an amount equal to 50% of the portion of the employee's elective deferral contributions which do not exceed 6% of the employee's total pay for each payroll period in which an elective deferral is made. The Company's matching portion of employees' contributions is made with the Company's common stock, which is purchased on the open market. Matching contributions of the Company are 100% vested upon receipt. Approximately $581,000, $360,000 and $331,000 was expensed by the Company related to this plan during 1999, 1998 and 1997, respectively.

         On October 1, 1996, the Company established the Scientific Games Inc. Management Deferred Compensation Plan (MDCP) to provide deferred compensation for a select group of management or highly compensated employees. Generally, participants in the MDCP may elect to defer up to 50% of their salary and up to 100% of their annual cash incentive bonus. Assets of the MDCP may be held by a rabbi trust and are accounted for as assets of the Company; therefore all earnings and expenses are recorded in the Company's financial statements. The net amount of the MDCP's earnings and losses is recorded as additional liability to the participants and is an expense of the Company. Assets and liabilities of the MDCP totaled approximately $1.4 million and $1.7 million, respectively, at December 31, 1999. Compensation expense associated with the MDCP was approximately $292,000, $546,000 and $649,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         Effective July 11, 1996, the Company established Scientific Games Holdings Corp. Directors Deferred Compensation Plan (DDCP) to provide each member of the Board of Directors who is not an employee of the Company (a "Director") an opportunity, on an annual basis, to defer all or any portion of his or her director's fees. Similar to the MDCP discussed above, assets of the DDCP may be held by a rabbi trust. Assets and liabilities of the DDCP totaled approximately $279,000 and $322,000, respectively, at December 31, 1999. Compensation expense associated with the

DDCP was approximately $60,000, $133,000 and $71,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         THE COMPANY ALSO SPONSORS THE FOLLOWING DEFINED BENEFIT PLANS FOR CERTAIN EMPLOYEES:

         Certain employees of SGIL are participants in a defined-benefit pension plan administered by SGIL. The benefits are based on an average of the employee's compensation over two years preceding retirement or leave of service.

         The Company also sponsors the Scientific Games Inc. Supplemental Executive Retirement Plan ("SERP") covering certain executives as determined by the Compensation Committee of the Board. All current participants are 100% vested in their benefits. Generally, participants will receive benefits for 15 years in an amount equal to 53% of his or her compensation in the final three calendar years of employment. Such amounts may be reduced based upon length of service and vesting schedules for participants entering the SERP after January 1, 1996.

         The following tables summarize the SGIL Plan and the SERP amounts related to the SERP for 1997 have not been presented as such amounts were not significant.

                                                                                    DECEMBER 31
                                                                ----------------------------------------------------
                                                                           SGIL                          SERP
                                                                ----------------------------        ----------------
                                                                1999        1998        1997        1999        1998
                                                                ----        ----        ----        ----        ----
                                                                                  (IN THOUSANDS)
CHANGES IN BENEFIT OBLIGATION
Net benefit obligation at beginning of year................      $11,960      $9,634     $8,089       $5,506     $5,252
Service cost...............................................        1,018         963        775          283        134
Interest cost..............................................          646         631        770          404        394
Actuarial (gain) loss......................................        2,044         732         --          (23)      (152)
Gross benefits paid........................................           --          --         --         (163)      (122)
                                                                 -------     -------     ------       ------     ------
Net benefit obligation at end of year......................      $15,668     $11,960     $9,634       $6,007     $5,506
                                                                 -------     -------     ------       ------     ------

CHANGES IN PLAN ASSETS
Fair value of plan assets at beginning of year.............      $11,777      $9,883     $9,059          $--        $--
Actual return on plan assets...............................        1,647         780         49           --         --
Employer contributions.....................................          799         963        775           --         --
Plan participants' contribution............................          476         151         --           --         --
Gross benefits paid........................................           --          --         --           --         --
                                                                 -------     -------     ------       ------     ------
Fair value of plan assets at end of year...................      $14,699     $11,777     $9,883          $--        $--
                                                                 -------     -------     ------       ------     ------




                                                                                    DECEMBER 31
                                                                ----------------------------------------------------
                                                                           SGIL                          SERP
                                                                ----------------------------        ----------------
                                                                1999        1998        1997        1999        1998
                                                                ----        ----        ----        ----        ----
                                                                                  (IN THOUSANDS)
Funded status at end of year...............................    $  (969)    $  (183)    $  249      $ (6,007)   $ (5,506)
Unrecognized net actuarial gain (loss).....................        727        (100)      (396)          595         623
Unrecognized prior service cost............................         --          --         --         2,781       3,139
Additional minimum liability...............................         --          --         --        (2,910)     (3,394)
Intangible asset...........................................         --          --         --         2,781       3,139
Accrued other comprehensive Income.........................         --          --         --           129         255
                                                               -------     -------     ------       -------     -------
Net amount recognized at end of year.......................    $  (242)    $  (283)    $ (147)      $(2,631)    $(1,744)
                                                               -------     -------     ------       -------     -------

                                                                                    DECEMBER 31
                                                                ---------------------------------------------------------
                                                                           SGIL                                SERP
                                                                ----------------------------             ----------------
                                                                   1999        1998        1997          1999        1998
                                                                   ----        ----        ----          ----        ----
                                                                                  (IN THOUSANDS)
Service cost...............................................     $  1,018     $   963     $   775       $   283    $   134
Interest cost..............................................          646         631         770           404        394
Expected return on plan assets.............................        (889)        (780)       (819)           --         --
Amortization of unrecognized transition obligation.........          --          (16)         --            --         --
Amortization of prior service cost.........................          --           --          --           358        358
Amortization of actuarial loss (gain)......................          --           --          --             4         29
                                                                --------     -------     -------       -------     ------
Net periodic pension cost..................................     $    775     $   798     $   726       $ 1,049     $  915
                                                                --------     -------     -------       -------     ------

         Assumptions used in the accounting for the defined benefit plans are as follows:

                                                                                       DECEMBER 31
                                                                   ----------------------------------------------------
                                                                              SGIL                          SERP
                                                                   ----------------------------        ----------------
                                                                   1999        1998        1997        1999        1998
                                                                   ----        ----        ----        ----        ----
Weighted-average discount rate...............................      6.0%        5.5%       6.5%         7.5%       7.5%
Rate of increase in future compensation levels...............      4.5%        4.0%       4.5%         5.0%       5.0%
Expected long term rate of return on plan assets.............      7.5%        7.5%       7.5%          --         --


         The SERP is not a qualified plan and has no plan assets. To provide a funding source for the payment of benefits under the SERP, the Company owns whole-life insurance contracts on the participants. The cash value of these policies was approximately $2.5 million at December 31, 1998 and approximately $3.8 million at December 31,1999. The Company made cash payments associated with the policies of approximately $787,000 annually during 1999, 1998 and 1997. These policies have been placed in a rabbi trust, which will hold the policies and death benefits as they are received.

10.  CONTINGENCIES

         As initially reported in July 1993 and periodically reported thereafter, the Company's Scientific Games Inc. ("SGI") subsidiary owns a minority interest in Wintech de Colombia S.A. ("Wintech"), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. ("Ecosalud"), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels of lottery ticket sales were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado ("Seguros"). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. As the Company has previously disclosed in its filings with the Commission, litigation is pending in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud (the "Colombian Litigation"). Ecosalud's claims in the Colombian Litigation were for, among other things, realization on the full amount of the penalty, plus interest and costs of the bond.

         SGI has consulted with Colombian counsel and been advised that SGI has various legal defenses to Ecosalud's claims. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. That obligation is secured in part by a $1.5 million confirmed letter of credit in favor of SGI.

         The Colombian surety which issued a $4.0 million bond to Ecosalud under the contract paid $2.4 million to Ecosalud under the bond, and made demand upon SGI for that amount under the indemnity agreement entered into by the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability.

         On April 2, 1998, Seguros brought suit against SGI in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action No. 1:98-CV-968-CAM. The plaintiff sought $2.4 million for sums paid by Seguros to Ecosalud under the surety bond on November 1, 1994, plus interest at the Colombian bank rate of interest. SGI filed a motion to dismiss based on the Colombian statute of limitations of two years and, alternatively, sought that the case be dismissed on other grounds. Seguros filed a motion for summary judgment with the Court on May 6, 1998 seeking summary judgment on its claim in the amount of $2.4 million, plus interest.

         On September 29, 1999, the District Court issued an order in which it denied various motions of SGI, including a motion to dismiss, and granted Seguros' motion for summary judgment. On September 29, 1999, the District Court also entered judgment for Seguros in the amount of $2.4 million or the equivalent in Colombian pesos as of the judgment date, plus pre-judgment interest at a rate of 38.76% per annum, equivalent to approximately $4.6 million.

         SGI has appealed the matters covered by the District Court's order and judgment. SGI has posted an appeal bond in the amount of $7 million through its existing bonding arrangements. SGI continues to believe that it has meritorious defenses, including that the amount paid by Seguros was improperly paid because of the default by Ecosalud of its obligations to SGI, which claims remain the subject of separate litigation in Colombia.

         In addition to vigorously prosecuting its appeal of the District Court's order and judgment, SGI continues to vigorously defend the Colombian litigation and has been advised by counsel that SGI has various defenses on the merits as well as procedural defenses to the litigation (which it has asserted). Nevertheless, it is not possible to determine the exact/ultimate outcome of the appeal of the order and judgment granted to Seguros or the outcome of any litigation in Colombia. While it is not feasible to predict or determine the final outcome of these proceedings, management, based on the knowledge of the related facts and circumstances does not believe that any potential losses will result in a materially adverse effect on the Company's financial position, results of operations, liquidity or capital resources.

         At December 31, 1999 the company has contracts for the completion of the expansions of the Alpharetta and U.K. facilities totaling approximately $17.5 million.

Scientific Games Holdings Corp. Notes to Consolidated Financial Statements December 31, 1999

11.  SEGMENT INFORMATION

         The Company's primary customers are government sanctioned lotteries worldwide. The two primary products sold by these lotteries are instant ticket games (scratch-off lottery tickets) and online lottery games (lotto-type games). The Company's two reportable segments are organized based on the products and services it supplies to lotteries, Instant Tickets and Related Services and Systems.

         In the Instant Ticket and Related Services segment, the Company primarily supplies game design, sales and marketing support, instant ticket manufacturing and delivery, inventory management and distribution, and retailer telemarketing and field service. In addition, this segment includes the supply of promotional instant tickets and pull-tab tickets, which are sold to both lottery and non-lottery customers as well as prepaid phone cards which are sold to telecommunications companies. These products represent less than 10% of the Company's revenue.

         In the Systems segment, the Company primarily supplies transaction processing software that accommodates instant ticket accounting and validation and online games, point-of-sale terminal hardware which connects to these systems, central site computer and communication hardware which run these systems, and ongoing maintenance services for each of these items. On-line lottery games include lotto, daily pick, keno and other games. The Systems segment also includes software and hardware for sports betting systems and credit card processing systems for non-lottery customers.

         The Company refers to Cooperative Services in various sections of this annual report. Cooperative Services is a branded marketing name given to the combination of any of the products offered by the two segments under one customer contract. The Company believes the Cooperative Services name assists it in promoting greater awareness of its capabilities, but does not treat it as a separate segment. The intersegment sales relate to Systems activity included in Instant ticket and related services customer contracts. The amount of intersegment sales was calculated based on the market value of the product or service provided as if it was sold separately. The Corporate line items in the schedules relate to general and administrative functions which are not allocated to the segments.

                                                                                   YEAR ENDED DECEMBER 31
                                                                              --------------------------------
                                                                              1999          1998          1997
                                                                              ----          ----          ----
                                                                                       (IN THOUSANDS)
SEGMENT INFORMATION
Revenue from external customers:
   Instant tickets and related services..................................   $   188,571   $   176,676   $  178,923
      Intersegment revenue...............................................        (7,306)       (8,098)      (6,353)
   Systems...............................................................        39,716        36,810       18,470
      Intersegment revenue...............................................         7,306         8,098        6,353
   Corporate.............................................................           286           314           63
                                                                            -----------   -----------   ----------
Total revenue from external customers....................................   $   228,573   $   213,800   $  197,456
                                                                            -----------   -----------   ----------

Depreciation and amortization:
   Instant tickets and related services..................................   $     9,186   $     8,887   $    8,868
   Systems...............................................................         6,880         6,091        3,406
   Corporate.............................................................         1,958         1,352          955
                                                                            -----------   -----------   ----------
Total depreciation and amortization......................................   $    18,024   $    16,330   $   13,229
                                                                            -----------   -----------   ----------

Operating income (loss):
   Instant tickets and related services..................................   $    38,255   $    34,343   $   37,707
      Pull-tab business write-off........................................             -             -       (3,376)
   Systems...............................................................         6,152         7,577        5,553
      In-process technology write-off....................................             -             -      (10,102)
   Corporate.............................................................       (11,715)       (9,598)      (9,404)
                                                                            -----------   -----------   ----------
Total operating income...................................................        32,692        32,322       20,378
      Interest expense...................................................          (588)       (1,353)        (911)
      Other..............................................................           371           651          861
                                                                            -----------   -----------   ----------
Income before income taxes...............................................   $    32,475   $    31,620   $   20,328
                                                                            -----------   -----------   ----------

Assets:
   Instant tickets and related services..................................   $   131,101   $   137,718   $  136,470
   Systems...............................................................        56,141        26,564       19,485
   Corporate.............................................................        16,391        15,351        8,455
                                                                            -----------   -----------   ----------
Total assets.............................................................   $   203,633   $   179,633   $  164,410
                                                                            -----------   -----------   ----------

GEOGRAPHIC INFORMATION
Net revenues(a):
   United States.........................................................   $   168,147   $   169,360   $  158,911
   Europe................................................................        60,426        44,440       38,545
                                                                            -----------   -----------   ----------
Total net revenues.......................................................   $   228,573   $   213,800   $  197,456
                                                                            -----------   -----------   ----------

Net revenues(b):
   United States.........................................................   $   141,392   $   138,199   $  131,335
   Europe................................................................        69,150        68,250       58,089
   Other.................................................................        18,031         7,351        8,032
                                                                            -----------   -----------   ----------
Total net revenues.......................................................   $   228,573   $   213,800   $  197,456
                                                                            -----------   -----------   ----------

Net long lived assets:
   United States.........................................................   $    74,467   $    75,062   $   80,738
   Europe................................................................        25,985        20,164       17,460
                                                                            -----------   -----------   ----------
Total long lived assets..................................................   $   100,452   $    95,226   $   98,198
                                                                            -----------   -----------   ----------



-----------

(a)      Based on subsidiaries' countries of domicile

(b)      Based on customers' countries of domicile

         During the years ended December 31, 1999 one customer comprised approximately 10% of the Company's total revenues and in 1998 and 1997, respectively, no single customer accounted for over 10% of the Company's total revenues.

12.  QUARTERLY INFORMATION (UNAUDITED)


                                                                        FIRST       SECOND       THIRD      FOURTH
                                                                       QUARTER     QUARTER      QUARTER     QUARTER
                                                                      ----------   ----------   ---------   ---------
                                                                                      IN THOUSANDS,
                                                                                  EXCEPT PER SHARE DATA
1999
Revenues..........................................................    $   52,665   $   57,125   $  59,511   $  59,272
Gross profit......................................................        18,947       21,549      20,444      18,807
Income before taxes...............................................         8,081        8,628       7,866       7,900
Net income........................................................         5,006        5,430       5,373       4,679
                                                                      ----------   ----------   ---------   ---------
Net income per share-basic........................................    $     0.42   $     0.46   $    0.45   $    0.40
                                                                      ----------   ----------   ---------   ---------

Net income per share-diluted......................................    $     0.42   $     0.45   $    0.45   $    0.40
                                                                      ----------   ----------   ---------   ---------

1998
Revenues..........................................................    $   48,419    $  51,567   $  53,928     $59,886
Gross profit......................................................        16,862       18,832      20,116      19,360
Income before taxes...............................................         6,229        8,103       9,093       8,195
Net income........................................................         3,777        4,853       5,282       5,497
                                                                      ----------   ----------   ---------   ---------
Net income per share-basic........................................    $      .32   $      .39   $     .43   $     .46
                                                                      ----------   ----------   ---------   ---------
Net income per share-diluted......................................    $      .31   $      .39   $     .43   $     .46
                                                                      ----------   ----------   ---------   ---------

                         SCIENTIFIC GAMES HOLDINGS CORP.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                         (In thousands except share data)

                                                                                                         JUNE 30,      DECEMBER 31,
                                                                                                           2000           1999
                                                                                                         --------      ------------
                                                                                                        (UAUDITED)          (1)
                                       ASSETS
Current assets:
     Cash and cash equivalents .............................................................          $  11,296         $  14,775
     Trade receivables .....................................................................             46,669            48,655
     Inventories ...........................................................................             15,648            15,281
     Prepaid expenses and other current assets .............................................              3,500             2,706
     Income taxes receivable ...............................................................                 74                --
     Deferred income tax benefits ..........................................................              1,100             1,053
                                                                                                      ---------         ---------
              Total current assets .........................................................             78,287            82,470

Property, SYSTEMS AND EQUIPMENT, at cost:
     Land ..................................................................................              5,024             2,404
     Buildings .............................................................................             12,405            12,535
     Leasehold improvements ................................................................              3,016             2,367
     Production, systems and other equipment ...............................................            115,650           112,884
     Construction-in-progress ..............................................................             25,759            12,089
                                                                                                      ---------         ---------
                                                                                                        161,854           142,279
     Less accumulated depreciation and amortization ........................................            (75,407)          (69,324)
                                                                                                      ---------         ---------
                                                                                                         86,447            72,955
OTHER ASSETS:
     Goodwill, net of amortization .........................................................             29,819            31,473
     Other assets ..........................................................................             18,462            16,735
                                                                                                      ---------         ---------
                                                                                                      $ 213,015         $ 203,633
                                                                                                      =========         =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable ......................................................................          $  13,457         $  15,912
     Accrued Liabilities ...................................................................             25,125            23,397
     Income taxes payable ..................................................................                 --             1,827
                                                                                                      ---------         ---------
              Total current liabilities ....................................................             38,582            41,136

LONG-TERM LIABILITIES:
     Credit facilities .....................................................................             28,900            23,547
     Other long-term liabilities ...........................................................              5,364             5,677
     Deferred income taxes payable .........................................................              7,471             6,727
     Minority interest in consolidated subsidiaries ........................................              3,238             3,004

STOCKHOLDERS' EQUITY:
     Common stock par value $.001 per share:
         shares authorized:  25,750,000;
         issued and outstanding shares 11,924,151 at June 30, 2000 and
         11,915,702 at December 31, 1999 ...................................................                 12                12
     Additional paid-in capital ............................................................             66,144            66,060
     Accumulated earnings ..................................................................             72,337            66,689
     Accumulated other comprehensive income ................................................               (999)           (1,198)
     Treasury stock, at cost - 509,200 shares at June 30, 2000
     and December 31, 1999 .................................................................             (8,034)           (8,021)
                                                                                                      ---------         ---------
              Total stockholders' equity ...................................................            129,460           123,542
                                                                                                      ---------         ---------
                                                                                                      $ 213,015         $ 203,633
                                                                                                      =========         =========


(1)    Derived from audited financial statements

       See accompanying notes.

                         SCIENTIFIC GAMES HOLDINGS CORP.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (In thousands except per share data)
                                   (Unaudited)

                                                                    Three-month period                      Six-month period
                                                                      ended June 30,                          ended June 30,
                                                                 ----------------------------          ----------------------------
                                                                    2000               1999               2000               1999
                                                                 ---------          ---------          ---------          ---------
Revenues ...............................................         $  61,448          $  57,125          $ 120,511          $ 109,790
Cost of revenues .......................................            42,973             35,576             82,616             69,294
                                                                 ---------          ---------          ---------          ---------
                                                                    18,475             21,549             37,895             40,496
Selling, general and administrative expenses ...........             7,510              7,617             16,058             14,357
Depreciation and amortization ..........................             4,856              4,822              9,424              8,894

Plant closure costs ....................................               309                                 2,826
                                                                 ---------          ---------          ---------          ---------
Operating income .......................................             5,800              9,110              9,587             17,245

Other income (expense):
      Interest income ..................................               175                189                368                279
      Other income .....................................                70                 25                 78                 30
      Gain/(loss) on foreign currency ..................               (14)              (174)              (308)               273
      Interest expense .................................               337                235                622                402
      Minority interest elimination ....................              (118)              (287)              (176)              (716)
                                                                 ---------          ---------          ---------          ---------

Income before income taxes .............................             5,576              8,628              8,927             16,709

Income tax expense .....................................             2,062              3,198              3,278              6,273
                                                                 ---------          ---------          ---------          ---------


Net income .............................................         $   3,514          $   5,430          $   5,649          $  10,436
                                                                 =========          =========          =========          =========


Basic net income per common share ......................         $    0.31          $    0.46          $    0.50          $    0.88
                                                                 =========          =========          =========          =========
Diluted net income per common share ....................         $    0.30          $    0.45          $    0.49          $    0.87
                                                                 =========          =========          =========          =========

Average common shares outstanding - basic ..............            11,415             11,885             11,411             11,885
Dilutive effect of stock options and
 non-vested restricted stock awards ....................               163                108                124                108
                                                                 ---------          ---------          ---------          ---------

Average common shares outstanding-diluted ..............            11,578             11,993             11,535             11,993
                                                                 =========          =========          =========          =========




See accompanying notes.

                                SCIENTIFIC GAMES HOLDINGS CORP.
                        CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands except share data)

                                                                                              Six month period
                                                                                               ended June 30,
                                                                                            2000            1999
                                                                                            ----            ----
CASH FLOW PROVIDED BY OPERATING ACTIVITIES
    Net income..................................................................           $5,649         $10,436
    Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation...........................................................            6,645           5,838
         Amortization...........................................................            2,778           3,056
         Gain on disposal of property and equipment.............................             (521)            (12)
         Stock compensation expense.............................................               35              31
         Minority interest......................................................              118             348
         Deferred income taxes..................................................              (32)            257
         Changes in operating assets and liabilities:
              Accounts receivable...............................................            1,745         (12,752)
              Inventories.......................................................             (526)           (527)
              Accounts payable..................................................           (2,400)            435
              Other.............................................................             (288)          3,520
                                                                                          -------          ------
     Net cash provided by operating activities..................................           13,203          10,630


CASH FLOWS USED IN INVESTING ACTIVITIES
    Proceeds from sales of property and equipment...............................              442             120
    Purchases of property and equipment.........................................          (22,270)         (5,956)
                                                                                          -------          ------
       Net cash used in investing activities....................................          (21,828)         (5,836)

CASH FLOWS USED IN FINANCING ACTIVITIES
    Borrowings under credit facilities..........................................           23,891          21,265
    Payments on bank credit facilities..........................................          (18,000)        (19,771)
    Repurchase of common stock..................................................              (13)             --
    Proceeds of exercise of common stock options................................                4               8
                                                                                          -------          ------
       Net cash provided by financing activities................................            5,882           1,502


EFFECT OF EXCHANGE RATE CHANGES ON CASH.........................................             (736)         (1,834)
                                                                                          -------          ------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............................           (3,479)          4,462

CASH AND CASH EQUIVALENTS, beginning of period..................................           14,775           9,270
                                                                                          -------          ------
CASH AND CASH EQUIVALENTS, end of period........................................         $ 11,296        $ 13,732
                                                                                         ========        ========

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
    Cash paid for interest......................................................             $460            $318
                                                                                             ====            ====

See accompanying notes.

                         SCIENTIFIC GAMES HOLDINGS CORP.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (unaudited)

Note 1.  BASIS OF PRESENTATION

                  The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the financial statement disclosures contained in the Company's 1999 Annual Report on Form 10-K for the year ended December 31, 1999. In the opinion of management, all adjustments considered necessary for a fair presentation (which were of a normal, recurring nature) have been included. Operating results for the three and six month periods ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

Note 2.  INVENTORIES

                  Inventories consist principally of instant lottery tickets, materials related to their production and certain electronic components related to Systems terminals which are valued at the lower of cost (first-in, first-out method) or market. Inventories consisted of the following at:

                                                                         June 30,
                                                                           2000               December 31, 1999
                                                                         --------             -----------------
                                                                                   (In Thousands)
         Finished goods.....................................              $9,015                     $8,633
         Work-in-process....................................               1,915                      2,075
         Raw materials......................................               4,718                      4,573
                                                                         -------                    -------
                                                                         $15,648                    $15,281
                                                                         =======                    =======


Note 3.  CONTINGENCIES

                  As initially reported in July 1993 and periodically reported thereafter, the Company's Scientific Games Inc. ("SGI") subsidiary owns a minority interest in Wintech de Colombia S.A. ("Wintech"), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. ("Ecosalud"), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels of lottery ticket sales were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado ("Seguros"). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. As the Company has previously disclosed in its filings with the Commission, litigation is pending in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud (the "Colombian Litigation"). Ecosalud's claims in the Colombian Litigation were for, among other things, realization on the full amount of the penalty, plus interest and costs of the bond.

                  SGI has consulted with Colombian counsel and been advised that SGI has various legal defenses to Ecosalud's claims. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. That obligation is secured in part by a $1.5 million confirmed letter of credit in favor of SGI.

                  The Colombian surety, which issued a $4.0 million bond to Ecosalud under the contract, paid $2.4 to Ecosalud under the bond, and made demand upon SGI for that amount under the indemnity agreement entered into by the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability.

                  On April 2, 1998, Seguros brought suit against SGI in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action No. 1:98-CV-968-CAM. The plaintiff sought $2.4 million for sums paid by Seguros to Ecosalud under the surety bond on November 1, 1994, plus interest at the Colombian bank rate of interest. SGI filed a motion to dismiss based on the Colombian statute of limitations of two years and, alternatively, sought that the case be dismissed on other grounds. Seguros filed a motion for summary judgment with the Court on May 6, 1998 seeking summary judgment on its claim in the amount of $2.4 million, plus interest.

                  On September 29, 1999, the District Court issued an order in which it denied various motions of SGI, including a motion to dismiss, and granted Seguros' motion for summary judgment. On September 29, 1999, the District Court also entered judgment for Seguros in the amount of $2.4 million or the equivalent in Colombian pesos as of the judgment date, plus pre-judgment interest at a rate of 38.76% per annum, equivalent to approximately $4.6 million.

                  SGI has appealed the matters covered by the District Court's order and judgment. SGI has posted an appeal bond in the amount of $7 million through its existing bonding arrangements. SGI continues to believe that it has meritorious defenses, including that the amount paid by Seguros was improperly paid because of the default by Ecosalud of its obligations to SGI, which claims remain the subject of separate litigation in Colombia.

                  In addition to vigorously prosecuting its appeal of the District Court's order and judgment, SGI continues to vigorously defend the Colombian litigation and has been advised by counsel that SGI has various defenses on the merits as well as procedural defenses to the litigation (which it has asserted). Nevertheless, it is not possible to determine the exact/ultimate outcome of the appeal of the order and judgment granted to Seguros or the outcome of any litigation in Colombia. While it is not feasible to predict or determine the final outcome of these proceedings, management, based on the knowledge of the related facts and circumstances, believes that any potential losses will not result in a materially adverse effect on the Company's financial position, results of operations, liquidity or capital resources.

Note 4.  COMPREHENSIVE INCOME

                  Total comprehensive income was $195,000 and $5.8 million for the three-month and six-month periods ended June 30, 2000 and $5.4 million and $10.0 million for the three-month and six-month periods ended June 30, 1999, respectively.

Note 5.  CREDIT FACILITIES

                  The Company has two credit facilities, an $80 million revolving credit facility with four banks which expires November 30, 2002 and a $25 million revolving 364-day credit facility with a single bank that expires on November 29, 2000. (Refer to the Company's 10-K for the year ended December 31, 1999 for a description of the Company's credit facilities). Net borrowings under the credit facilities were $28.9 million at June 30, 2000.

Note 6. Segment Information

       A. Operating Segment               Three month period         Six month period
          Information                   I.    ended June 30        II.   ended June 30

(IN THOUSANDS)                             2000         1999         2000         1999
                                         ---------    ---------    ---------    ---------
Revenue from external customers:
   Instant Ticket and Related Services   $  54,312    $  45,917    $ 106,872    $  86,673
      Intersegment Revenue                  (1,876)      (1,896)      (3,784)      (3,565)
   Systems                                   7,250       11,161       13,652       23,054
      Intersegment Revenue                   1,876        1,896        3,784        3,565
   Corporate                                  (114)          47          (13)          63
                                         ---------    ---------    ---------    ---------
Total revenue from external customers       61,448       57,125      120,511      109,790
                                         =========    =========    =========    =========

Operating income
   Instant Ticket and Related Services       9,302        9,729       18,968       17,604
   Systems                                    (476)       2,807       (3,510)       5,731
   Corporate                                (3,026)      (3,426)      (5,871)      (6,090)
Total operating income                       5,800        9,110        9,587       17,245
   Interest expense, net                      (164)         (46)        (254)        (123)
   Other                                       (60)        (436)        (406)        (413)
                                         ---------    ---------    ---------    ---------
Income before income tax                 $   5,576    $   8,628    $   8,927    $  16,709
                                         =========    =========    =========    =========

Note 7. PLANT CLOSURE

     On January 28, 2000, the Company announced plans to consolidate its printing operations by expanding its Alpharetta, Georgia facility and closing its instant ticket printing operation in Gilroy, California. The severance and stay incentive plan was announced to the employees on January 27, 2000. A total of $309,000 and $2.8 million in closure costs were expensed for the quarter and six months ended June 30, 2000, respectively. The reserve in accrued liabilities was $2.4 million at June 30, 2000. These costs consisted of severance, stay incentives, lease termination and asset write-downs. There are approximately 130 employees that will be terminated including both production and support employees at the plant. The plant stopped printing operations on July 26, 2000 and will cease total operations by the end of August 2000. There were $185,000 in charges taken against the reserve during the quarter ended June 30, 2000.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

                                 (IN THOUSANDS)

     The table below sets forth for Autotote and Scientific Games summary unaudited pro forma combined statement of operations data for the fiscal year ended October 31, 1999 and the nine months ended July 31, 2000, as well as summary unaudited balance sheet data for Autotote on July 31, 2000 and summary unaudited pro forma balance sheet data for the combined entities as of July 31, 2000. The information should be read in conjunction with the consolidated financial statements and notes thereto of Autotote Corporation and Scientific Games, respectively.

     The summary unaudited pro forma condensed combined financial data set forth below have been derived from the unaudited pro forma condensed combined financial data included elsewhere herein and give effect to the following:

i)   The acquisition of Scientific Games.

ii) The offering of $150,000 principal amount of 12 1/2% Senior Subordinated Notes due August 15, 2010, Series A.

iii) $280,000 of term loan borrowings under the terms of our new senior credit facilities. On September 6, 2000, simultaneously with the consummation of the Scientific Games acquisition, we entered into new senior secured credit facilities with DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. (collectively, the "Agents"), and a syndicate of other financial institutions (collectively, the "Lenders"), under which the Agents and the Lenders agreed to provide new senior secured credit facilities to us in an aggregate amount of up to $345.0 million. The Credit Agreement and the other loan documentation entered into on September 6, 2000 were amended and restated as of October 6, 2000 but no material terms were changed (the "New Facility").

iv)  $7,000 of borrowings under the revolving credit facility of our New
     Facility.

v) $110,000 of gross proceeds from the sale of our new convertible preferred stock, $100.0 million of which was purchased by an affiliated entity of Olivetti S.p.A. As a result, the Olivetti group has become our largest equity investor, owning approximately 31% of our common stock on a fully converted basis.

vi)  $12,522 cash on hand used to fund a portion of the acquisition.

vii) The application of the net proceeds received from (ii), (iii), (iv) and (v) including the refinancing of existing indebtedness of Autotote and Scientific Games.

viii) The fees and expenses associated with the above.

     The summary unaudited pro forma combined statement of operations data, other data and related ratio information, give effect to these transactions as if each had occurred at the beginning of the periods presented and the summary unaudited pro forma balance sheet data give effect to these transactions as if each had occurred on July 31, 2000. The unuadited pro forma financial data do not purport to represent what our financial position and results of operations would have been if the transactions listed above had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future periods.

                                                       YEAR ENDED   NINE MONTHS ENDED
                                                       OCTOBER 31,      JULY 31,
                                                        1999 (1)        2000(2)
                                                       ---------       ---------
                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Operating revenues ..............................      $ 439,811       $ 328,957
Operating expenses (exclusive of depreciation and
amortization) ...................................        291,987         219,285
                                                       ---------       ---------
Gross profit ....................................        147,824         109,672
Selling, general and administrative expenses ....         55,928          42,786
Special charges .................................          1,600           2,826
Depreciation and amortization ...................         50,138          38,156
                                                       ---------       ---------
Operating income ................................         40,158          25,904
Net loss applicable to common stockholders ......        (20,503)        (17,515)

OTHER DATA:
Ratio of earnings to fixed charges (3) ..........             --              --

                                                          AS OF JULY 31, 2000
                                                       -------------------------
                                                       AUTOTOTE
BALANCE SHEET DATA:                                     ACTUAL         PRO FORMA
                                                       ---------       ---------
Cash and cash equivalents .......................      $   3,181       $   1,955
Working capital .................................         (3,480)         26,113
Total assets ....................................        174,704         644,188
Total debt (4) ..................................        170,759         439,139
Convertible preferred stock (5) .................             --         106,378
Common stockholders' deficit ....................        (43,213)        (55,509)

(1) Represents an unaudited pro forma combination of Autotote's fiscal year ended October 31, 1999 and Scientific Games' twelve months ended September 30, 1999.

(2) Represents an unaudited pro forma combination of Autotote's nine month period ended July 31, 2000 and Scientific Games' nine month period ended June 30, 2000.

(3) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of loss before income tax expense plus fixed charges, plus income allocable to minority interests in consolidated entities that have incurred fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred finance costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor). For the year ended October 31, 1999 and the nine months ended July 31, 2000 unaudited pro forma earnings were insufficient to cover fixed charges by $9,257 and $11,095, respectively.

(4) Excludes undrawn letters of credit in the amounts of $0.8 million (actual) and $3.9 million (pro forma).

(5) Reflects $110.0 million gross proceeds from sale of convertible preferred stock less $0.87 million in fees paid on behalf of the convertible preferred stockholders and the $2.75 million cash portion of the placement agent fee (and does not reflect $2.75 million convertible preferred stock issued as partial payment of placement agent fees in lieu of cash).

                               UNAUDITED PRO FORMA
                   CONDENSED COMBINED FINANCIAL STATEMENT DATA
                        OF AUTOTOTE AND SCIENTIFIC GAMES

     The unaudited pro forma condensed combined financial statements have been derived by the application of pro forma adjustments to the combined historical consolidated financial statements of Autotote and Scientific Games. The unaudited pro forma condensed combined statement of operations data for the year ended October 31, 1999, for the nine months ended July 31, 2000 give effect to the following: (i) the consummation of the Scientific Games acquisition by Autotote, (ii) proceeds from the issuance of our $150,000 principal amount 12 1/2% Senior Subordinated notes due August 15, 2010, Series A; (iii) initial borrowings under our new senior credit facilities, (iv) the sale of $110 million of convertible preferred stock, and
(v) repayment of substantially all of Autotote's and Scientific Games' existing indebtedness, as if each occurred at the beginning of the periods presented. The unaudited pro forma condensed combined balance sheet as of July 31, 2000 gives effect to these transactions as if each had occurred on that date.

     The unaudited pro forma condensed combined financial statements do not include adjustments to reflect cost savings that we expect to realize following the Scientific Games acquisition. (See Note 4 of Notes to Pro Forma Condensed Combined Statements of Operations.) The unaudited pro forma financial data do not purport to represent what our financial position and results of operations would have been if these transactions had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future period.

     The pro forma adjustments related to the purchase price allocation and financing of the Scientific Games acquisition are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Any such revisions could have a significant impact on total assets, total liabilities and stockholders' equity, depreciation and amortization, interest expense and income taxes.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Autotote and Scientific Games and related notes.

                               UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED OCTOBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           SCIENTIFIC
                                           AUTOTOTE           GAMES             PRO FORMA
                                        HISTORICAL (1)    HISTORICAL (2)     ADJUSTMENTS (3)             PRO FORMA
                                        ---------------  -----------------  -------------------       ---------------
Operating revenues .................         $211,148           $229,188            $    (525) (a)         $439,811
Operating expenses (exclusive of
     depreciation and amortization).          143,433            148,890                 (336) (a)          291,987
                                        ---------------  -----------------  -------------------       ---------------
Gross profit                                   67,715             80,298                 (189) (a)          147,824
Selling, general and
     administrative expenses .......           27,178             29,350                 (600) (b)           55,928
Special charges ....................            1,600                 --                   --                 1,600
Depreciation and amortization.......           22,189             17,431               10,518  (c)(d)        50,138
                                        ---------------  -----------------  -------------------       ---------------
Operating income (loss).............           16,748             33,517              (10,107)               40,158
Interest expense ...................           16,177                682               33,304  (e)           50,163
Other expense.......................               15                 64                   --                    79
                                        ---------------  -----------------  -------------------       ---------------
Income (loss) before income tax
     expense (benefit)  ............              556             32,771              (43,411)              (10,084)
Income tax expense (benefit) .......              177             11,463               (7,986) (f)            3,654
                                        ---------------  -----------------  -------------------       ---------------
Net income (loss) ..................              379             21,308              (35,425)              (13,738)
Preferred stock dividend ...........               --                 --               (6,765) (g)           (6,765)
                                        ---------------  -----------------  -------------------       ---------------
Net income (loss) applicable to
     common stockholders............         $    379           $ 21,308            $ (42,190)             $(20,503)
                                        ===============  =================  ===================       ===============

Net income (loss) per basic share...         $   0.01                                                      $  (0.57)
                                        ===============                                               ===============
Net income (loss) per diluted share.               --                                                      $  (0.57)
                                        ===============                                               ===============

Weighted average number of shares
used in per share calculation:
   Basic share......................           36,118                                                        36,118
                                        ===============                                               ===============
   Diluted share....................           38,343                                                        36,118
                                        ===============                                               ===============

 OTHER DATA:
 Ratio of earnings to fixed
  charges (5).......................                                                                             --

    The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         NINE MONTHS ENDED JULY 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            SCIENTIFIC
                                            AUTOTOTE          GAMES           PRO FORMA
                                         HISTORICAL(1)    HISTORICAL(2)    ADJUSTMENTS(3)             PRO FORMA
                                         ---------------  --------------- ----------------        ----------------
Operating revenues..................        $150,605          $179,782         $ (1,430)    (a)        $328,957
Operating expenses (exclusive of
   depreciation and amortization)...          97,007           123,078             (800)    (a)         219,285
                                         ---------------  --------------- ----------------        -----------------
Gross profit........................          53,598            56,704             (630)    (a)         109,672

Selling, general and
   administrative expenses .........          19,909            23,327             (450)    (b)          42,786
Special charges.....................              --             2,826               --                   2,826
Depreciation and amortization ......          15,960            13,514            8,682   (c)(d)         38,156
                                         ---------------  --------------- ----------------        -----------------
Operating income (loss).............          17,729            17,037           (8,862)                 25,904
Interest expense ...................          12,850               805           24,008     (e)          37,663
Other expense (income) .............            (138)             (594)              --                    (732)
                                         ---------------  --------------- ----------------        ----------------
Income (loss) before income tax
   expense .........................           5,017            16,826          (32,870)                (11,027)
Income tax expense (benefit) .......             586             6,500           (5,672)    (f)           1,414
                                         ---------------  --------------- ----------------        ----------------
Net income (loss)...................           4,431            10,326          (27,198)                (12,441)
Preferred stock dividend  ..........              --                --           (5,074)    (g)          (5,074)
                                         ===============  =============== ================        ================
Net income (loss) applicable to
   common stockholders .............        $  4,431          $ 10,326         $(32,272)               $(17,515)
                                         ===============  =============== ================        ================

Net income (loss) per basic share...        $  0.12                                                    $  (0.48)
                                         ==============                                          =================
Net income (loss) per diluted share.        $  0.11                                                    $  (0.48)
                                         ==============                                          =================

Weighted average number of shares
   used in per share calculation:
   Basic share......................         36,632                                                      36,632
                                         ==============                                          =================
   Diluted share....................         41,250                                                      36,632
                                         ==============                                          =================

OTHER DATA:
Ratio of earnings to fixed
  charges (5).......................                                                                          --

    The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

1. The historical balances in this column represent the consolidated results of operations of Autotote for the fiscal year ended October 31, 1999 as reported in the audited historical consolidated financial statements of Autotote and the consolidated results of operations for the nine months ended July 31, 2000 as reported in the unaudited historical consolidated financial statements of Autotote.

2. The historical balances in this column represent the consolidated results of operations of Scientific Games for the twelve months ended September 30, 1999 and for the nine months ended June 30, 2000 derived from the unuadited historical consolidated financial statements of Scientific Games.

3. The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations give effect to the following:

     (a) A decrease in operating revenues, operating expenses and gross profit as a result of conforming Scientific Games' accounting policy with regard to revenue recognition on prepaid phone cards to that of Autotote.

     (b) An elimination of compensation and other amounts payable in respect of the departure of the Chief Executive Officer of Scientific Games, including elimination of his participation in the Supplemental Employee Retirement Plan of Scientific Games, which elimination is directly attributable to the Scientific Games acquisition.

     (c) A decrease in depreciation expense relating to acquired property and equipment based on estimated useful lives (in years) and appraised values. The preliminary appraised values of the acquired property and equipment exceeded the historical net book values of the assets by approximately $8,131. The following table indicates the components of the adjustments by asset class and the amount by which current estimates of average useful lives differ from the average remaining lives in the depreciation accounts of Scientific Games.

                                                                                            DEPRECIATION EXPENSE
                                                                                        ----------------------------
                                                                          APPROXIMATE
                                                                           SCIENTIFIC
                                               PRELIMINARY     CURRENT       GAMES                      NINE MONTHS
                                                ESTIMATED      AVERAGE      AVERAGE      YEAR ENDED        ENDED
                                                   FAIR       ESTIMATED    REMAINING     OCTOBER 31,      JULY 31,
                                                  VALUE         LIFE          LIFE          1999            2000
                                             ---------------  ---------   ------------  ------------    ------------
         Machinery and equipment...........        $48,294           8             4       $ 8,567         $ 6,425
         Land and buildings................         16,520          30            16           412             309
         Transportation equipment..........            708           3             1           236             177
         Furniture and fixtures...........           3,060           5             3           612             459
         Leasehold improvements............          2,437           4             3           609             457
         Construction in progress..........         23,559         N/A           N/A            --              --
                                             ---------------                            ------------    ------------
                                                   $94,578                                  10,436           7,827
                                             ===============
         Scientific Games
            historical depreciation expense                                                 12,944          10,717
                                                                                        ------------    ------------
         Decrease in depreciation expense.                                                 $(2,508)       $ (2,890)
                                                                                        ============    ============

          The decrease in depreciation expense is due to Autotote's belief that the assets acquired will have an average useful life longer than that originally determined by Scientific Games. The expected asset lives are consistent with the useful lives Autotote assigns to its other similar assets, when acquired.

     (d) An increase in amortization expense relating to acquired intangible assets and goodwill based on estimated lives as follows:

                                                                                   AMORTIZATION EXPENSE
                                                                             -------------------------------
                                                                                                   NINE
                                                PRELIMINARY      CURRENT      YEAR ENDED       MONTHS ENDED
                                                 ESTIMATED       AVERAGE      OCTOBER 31,        JULY 31,
                                                 FAIR VALUE   ESTIMATED LIFE     1999              2000
                                               -------------- -------------- -------------- ----------------
           Employee work force.............       $  7,200          5             $ 1,440          $ 1,080
           Internally developed software...         16,800         4-10             1,920            1,440
           Patents.........................         15,600          15              1,040              780
           Customer lists..................         66,000          20              3,300            2,475
           Trade name......................         32,200          20              1,610            1,208
           Goodwill........................        141,257          20              7,063            5,298
                                               --------------                -------------- ----------------
                                                  $279,057                         16,373           12,281
                                               ==============
           Scientific Games historical
             intangible amortization expense                                        3,347              709
                                                                             -------------- ----------------
           Increase in amortization expense                                       $13,026          $11,572
                                                                             ============== ================

     (e) A net increase in interest expense reflecting borrowings under the new senior credit facilities, issuance of the 12 1/2 % senior subordinated notes, and amortization of deferred financing costs, is calculated as follows:

                                                                                   INTEREST EXPENSE
                                                                           ---------------------------------
                                                                                                  NINE
                                                                             YEAR ENDED       MONTHS ENDED
                                                     AMOUNT      INTEREST    OCTOBER 31,        JULY 31,
                                                    BORROWED       RATE         1999              2000
                                                   ------------ ---------- ----------------  ---------------
           New senior credit facilities :
              Term A Loan......................      $ 60,000        9.60%        $ 5,760          $ 4,320
              Term B Loan......................       220,000       10.35%         22,770           17,078
              Revolving credit facility........         7,000        9.60%            672              504
           12 1/2% senior subordinated notes...       150,000       12.50%         18,750           14,063
           Amortization of deferred
             financing costs...................                                     2,124            1,591
                                                                           ----------------  ---------------
           Total new interest expense..........                                    50,076           37,556
           Existing interest expense
             on debt being repaid..............                                    16,772           13,548
                                                                           ----------------  ---------------
           Increase in interest expense........                                   $33,304          $24,008
                                                                           ================  ================

          Interest rates on the components of the senior credit facilities are based, at our option, on the prime rate or LIBOR plus a margin as specified.

          The effect of a 0.125% change in the assumed interest rate on borrowings under the new senior credit facilities would result in an approximate $360 change in the pro forma interest expense adjustment on an annual basis.

     (f) Income tax benefit resulting from the pro forma decrease in taxable income. Pro forma tax benefit differs from the expected tax benefit derived by applying a combined federal and state statutory tax rate of 40% to pro forma loss before income tax benefit because Autotote and Scientific Games are in a tax loss carryforward position on a pro forma combined basis and due to limitations in the deductibility of expenses in foreign tax jurisdictions.

     (g) Payment in kind dividends at an annual rate of 6% on (i) $110,000 of convertible preferred stock sold in connection with the repayment of certain existing indebtedness of Autotote and (ii) $2,750 of convertible preferred stock issued as partial payment of placement agent fees in lieu of cash.

4. The pro forma condensed combined statements of operations data do not reflect the effect of: (i) estimated cost savings as a result of the July 2000 closing of the Gilroy, California manufacturing facility and the transfer of all printing previously done at the facility to the new state-of-the-art, 21-unit flexographic printing press in our Alpharetta, Georgia facility beginning September, 2000 and; (ii) elimination of estimated duplicative personnel and corporate costs. Based upon our transition plans, we estimated that if these expected cost savings had been in effect on November 1, 1998, they would have had the effect of reducing operating costs by $8.1 million during the year ended October 31, 1999 and by $6.1 million for the nine months ended July 31, 2000.

5. For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges plus income allocable to minority interests in consolidated entities that have incurred fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred finance costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor). For the year ended October 31, 1999 and the nine months ended July 31, 2000 unaudited pro forma earnings were insufficient to cover fixed charges by $9,257 and $11,095, respectively.

6. The accompanying pro forma condensed combined statements of operations do not reflect the following: (i) the write-off of unamortized deferred financing fees and costs and loss on the tender premium paid with respect to the extinguishment of Autotote debt in the amount of $12,601; (ii) interest expense in the amount of approximately $7,530 paid to certain financial advisors in connection with their services to Autotote in obtaining certain financing commitments in the form of warrants to acquire up to 2,900 shares shares of common stock; (iii) purchase accounting adjustments in the amount of approximately $15,000 which will be included in goodwill and amortized over a period of 20 years.
     The effect of such items will be reflected in the consolidated statements of Autotote in the periods subsequent to the date of acquisition of Scientific Games.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JULY 31, 2000
                                 (IN THOUSANDS)

                                                                       SCIENTIFIC
                                                  AUTOTOTE               GAMES               PRO FORMA
ASSETS                                          HISTORICAL(1)        HISTORICAL(2)         ADJUSTMENTS(3)             PRO FORMA
                                               ----------------     -----------------    -------------------        -------------
Current assets:
     Cash and cash equivalents.............        $ 3,181                $11,296              $ (12,522)  (a)          $1,955
     Accounts receivable, net..............         23,645                 46,669                 (1,955)  (b)          68,359
     Inventories...........................          8,452                 15,648                  1,136   (b)          25,236
     Other current assets..................          3,933                  4,674                  1,396   (i)          10,003
                                               ----------------     -----------------    -------------------        -------------
          Total current assets.............         39,211                 78,287                (11,945)              105,553
Property and equipment, net................         91,367                 86,447                  8,131   (c)         185,945
Goodwill, net..............................          3,992                 29,819                111,438   (d)         145,249
Operating right, net.......................         13,098                     --                     --                13,098
Intangible assets..........................             --                     --                137,800   (e)         137,800
Other assets...............................         27,036                 18,462                 11,045   (f)          56,543
                                               ----------------     -----------------    -------------------        -------------
     Total assets..........................       $174,704               $213,015               $256,469              $644,188
                                               ================     =================    ===================        =============

Current Liabilities:
  Current installments of long-term debt.....       $  877                 $   --                $ 3,300   (g)          $4,177
  Accounts payable and accrued expenses......       41,814                 38,582                 (5,133)  (h)          75,263
                                               ----------------     -----------------    -------------------        -------------
    Total current liabilities................       42,691                 38,582                 (1,833)               79,440
Long-term debt, excluding
  current installments.......................      169,882                 28,900                236,180   (g)         434,962

Other long-term liabilities..................        5,344                 16,073                 57,500   (i)          78,917
                                               ----------------     -----------------    -------------------        -------------
    Total liabilities........................      217,917                 83,555                291,847               593,319
                                               ----------------     -----------------    -------------------        -------------

STOCKHOLDERS' EQUITY (DEFICIT)
Convertible preferred stock...                          --                     --                106,378   (j)         106,378
Common stockholders' equity...                     (43,213)               129,460               (141,756)  (k)(l)      (55,509)
                                               ----------------     -----------------    -------------------        -------------
     Total stockholders' equity (deficit)....      (43,213)               129,460                (35,378)               50,869
                                               ----------------     -----------------    -------------------        -------------
     Total liabilities and stockholders'
      equity (deficit).......................     $174,704               $213,015               $256,469              $644,188
                                               ================     =================    ===================        =============

        The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

1. The historical balances in this column represent the consolidated balance sheet of Autotote as of July 31, 2000 as reported in the unaudited historical consolidated financial statements of Autotote.

2. The historical balances in this column represent the consolidated balance sheet of Scientific Games as of June 30, 2000 as reported in the unaudited historical consolidated financial statements of Scientific Games.

3. The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet give effect to the following:

     (a) The use of $12,522 of Autotote and Scientific Games cash on hand to fund a portion of the cash required in connection with the acquisition of Scientific Games and related financing transactions including employee payments and payments to fund certain retirement and deferred compensation plans of Scientific Games in the amount of approximately $8,600 directly attributable to the acquisition.

     (b) Decrease in accounts receivable and increase in inventories as a result of conforming Scientific Games' accounting policy with regard to revenue recognition on prepaid phone cards to that of Autotote.

     (c) Based on preliminary appraisal information, the fair market values of the acquired property and equipment exceeds the historical net book values of these assets by $8,131. As a result, this amount has been reflected as an increase to property and equipment.

     (d) The incremental increase in goodwill resulting from the Scientific Games acquisition is as follows:

Cost in excess of the estimated fair value of net assets acquired...... $141,257
Elimination of historical goodwill, net, of Scientific Games...........  (29,819)
                                                                        --------
                                                                        $111,438
                                                                        ========

     (e) Based on preliminary appraisal information, the fair market value of acquired intangible assets amounts to $137,800.

     (f) The incremental increase in other assets as a result of capitalization of deferred financing fees and costs incurred in connection with the financing transactions partially offset by the decrease in estimated fair value of other assets acquired:

Payment of deferred financing fees and costs.......................... $ 16,530
Elimination of historical financing fees and
costs of Autotote and Scientific Games................................   (3,184)
Decrease in estimated fair value of other assets acquired.............   (2,301)
                                                                       =========
                                                                       $ 11,045
                                                                       =========

     (g) Proceeds from the offering of senior subordinated notes, series A, and borrowings under the new senior credit facilities less repayment of existing debt of Autotote and existing debt of Scientific Games calculated as follows:

Proceeds from 12 1/2% senior subordinated notes....................... $150,000
Proceeds from new senior credit facilities............................  287,000
Repayment of existing debt of Autotote................................ (168,620)
Repayment of existing debt of Scientific Games........................  (28,900)
                                                                       ---------
                                                                       $239,480
                                                                       =========

The net increase in long-term debt of $239,480 has been classified as follows

Current installments of long-term debt................................  $  3,300
Long-term debt, excluding current installments........................   236,180
                                                                        --------
                                                                        $239,480
                                                                        ========

     (h) Incremental increase in estimated fair value of liabilities assumed in the amount of $2,670 resulting from the Scientific Games acquisition, including $1,450 recorded pursuant to EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," for severance estimated to be incurred in the expected elimination of duplicative personnel, net of repayment of accrued interest in the amount of $7,587 on existing Autotote debt and $216 on existing Scientific Games debt.

     (i) Increase in non current deferred tax liabilities of $57,500 and current deferred tax assets of $1,396 as a result of the increase in property and equipment, the fair value of identifiable intangible assets acquired, and an increase in the fair value of liabilities assumed and a decrease in assets acquired in connection with the acquisition of Scientific Games.

     (j) Reflects $110,000 of 6% payment-in-kind convertible preferred stock sold. Proceeds from the issuance were applied to the retirement of outstanding debt. In connection with the issuance of the convertible preferred stock, Autotote paid certain legal and related expenses of the purchasers of convertible preferred stock in the amount of $872, and a placement agent fee in the amount of 5% of the total gross proceeds received from the issuance of the convertible preferred stock. The placement agent fee was paid half in shares of convertible preferred stock and half in cash. Accordingly, the cash available from the issuance of the convertible preferred stock and stockholders' equity (deficit) are each reduced by $3,622. There is no impact on the accompanying pro forma condensed combined balance sheet for the portion of the fee paid in shares of convertible preferred stock other than to increase the ultimate number of issued and outstanding shares of convertible preferred stock.

     (k) In connection with the repayment of existing debt of Autotote, unamortized deferred financing fees and costs were written-off in the amount of $2,899 associated with this existing debt. The write-off of such deferred financing fees and costs and the tender premium paid with respect to existing debt of Autotote in the amount of $9,702 will be recorded as an extraordinary loss on early extinguishment of debt. There are no tax benefits recognized on the extraordinary loss because Autotote and Scientific Games are in a tax loss carryforward position on a pro forma basis.

     (l)  Reflects adjustments to historical stockholders' equity as follows:

Elimination of Scientific Games' historical stockholders' equity.......$(129,460)
Loss on write-off of deferred financing fees and costs.................   (2,899)
Loss on tender premium paid with respect to existing debt of Autotote..   (9,702)
Fair value of warrants issued for services.............................      305
                                                                       ---------
                                                                       $(141,756)
                                                                       =========

          Upon consummation of the acquisition of Scientific Games and financing transactions, Autotote issued warrants to purchase up to 2,900 shares of common stock to certain financial advisors in connection with their services to Autotote in obtaining certain financing commitments. The warrants were exercisable until September 6, 2007 at a nominal price determined by a formula set forth in the warrant and had an estimated fair market value at the date of issue of approximately $7,530. The issuance of the warrants will be recorded as interest expense, with a corresponding increase to additional paid in capital. Consequently, there is no net impact to the accompanying pro forma condensed combined balance sheet as of July 31, 2000. The warrants were retired in exchange for the issuance of 2,900 million shares of common stock as of October 6, 2000.

          In connection with the acquisition of Scientific Games, Autotote issued warrants to purchase up to 250,000 shares of common stock to certain financial advisors in connection with their services to Autotote. The warrants are exercisable until October 1, 2004 at a price equal to the fair market value of Autotote's common stock on the date of issue. The estimated fair market value of the warrants was $305 on the date of issue. The issuance of the warrants will be recorded as an increase to goodwill with a corresponding increase to additional paid in capital.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    AUTOTOTE CORPORATION


                                    By:  /s/ Martin E. Schloss
                                        ---------------------------------
                                         Martin E. Schloss
                                         Vice President and General Counsel

Date:  November 21, 2000

                                  Exhibit Index



    Exhibit
    Number                               Description
    --------                             -----------

    23.1      Consent of Ernst & Young LLP, dated November 20, 2000